Exhibit 10.5

[**] Certain information has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv) from this document because it is both not material and is the type that the registrant treats as private or confidential.

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (the “Agreement”) is entered into as of July 5, 2023 (the “Effective Date”) by and between BRII BIOSCIENCES LIMITED, an exempted company organized under the laws of the Cayman Islands (“Brii Bio”), having its registered office at Vistra (Cayman) Limited, PO Box 3119, Grand Pavilion Hibiscus Way, 802 West Bay Road Grand Cayman KYI-1205, on the one hand, and VBI VACCINES INC., a company organized under the laws of the Province of British Columbia, Canada (“VBI”), having a registered office at 160 Second Street, 3rd Floor, Cambridge MA 02142 on the other hand. Brii Bio and VBI are each referred to individually as a “Party” and together as the “Parties”.

BACKGROUND

WHEREAS, the Parties entered into that certain Amended & Restated Collaboration and License Agreement on the same Effective Date as this Agreement (the “VBI-2601 Agreement”), the terms of which are incorporated herein by reference, to permit Brii Bio to develop and commercialize VBI-2601 Products and Novel Composition Products under an exclusive license from VBI, under the terms and conditions thereof;

WHEREAS, the Parties entered into that certain Collaboration and License Agreement on the same Effective Date as this Agreement (the “PreHevbri Agreement”), the terms of which are incorporated herein by reference, to permit Brii Bio to develop and commercialize PreHevbri Products under an exclusive license from VBI, under the terms and conditions thereof; and

WHEREAS, pursuant to the “License Agreements”, VBI agreed to Manufacture and supply Product under the terms and conditions of the License Agreements and a Supply Agreement, such as this one, for the clinical and commercial supply of Product.

NOW, THEREFORE, in consideration of the mutual covenants of the Parties set forth in this Agreement, the Parties hereto agree as follows:

1. Definitions

Capitalized terms used herein but not otherwise defined herein will have their respective meanings set forth in the License Agreements. In addition, unless this Agreement expressly provides to the contrary, the following terms, whether used in the singular or plural, have the respective meanings set forth below:

1.1.	“Applicable Laws” means the applicable provisions of any and all national, state, and local laws, statutes, rules, regulations, administrative codes, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Marketing Approvals) of or from any court, Regulatory Authority or Governmental Authority having jurisdiction over or related to the subject matter.

1.2.	“Background IP” means Intellectual Property existing at the Effective Date of this Agreement or developed independently of the activities under this Agreement that is under the control of either Party and that is reasonably necessary, relevant or otherwise useful for performing the activities under this Agreement. For the purposes of this definition “control” means ownership and/or the right to grant access or licenses to Third Parties.

1.3.	“Batch” means a specific quantity of Product that is intended to have uniform character and quality within specified limits and is produced according to a single cycle of Manufacture.

1.4.	“Brii Bio Results” means all Information, Products and tangible biological, chemical, and physical materials generated, acquired, discovered, conceived, developed, or derived by VBI (whether alone or with others) as a result of the Manufacturing, or otherwise arising out of or in connection with the Manufacturing, with the exception of VBI Results.

1.5.	“Brii-VBI Pro-Rata Allocation” means the ratio that will be used to determine facility allocation between VBI’s retained rights and requirements to PreHevbri and PreHevbrio and Brii Bio’s licensed rights, in the Territory, to PreHevbri and VBI-2601, inclusive of both clinical and commercial supply. Initially and for all allotments determined on or before the date that is six (6) months from the Effective Date such allocation shall be borne solely by VBI. Thereafter, the ratio will be negotiated in good faith between the Parties and based on Brii Bio’s [**] (Sections 10.1 and 10.2 herein) and VBI’s [**] and [**] of [**] and [**]. Any disagreement between the Parties with respect to such allocation shall be finally determined by the JMC.

1.6.	“Business Day” means a day other than a Saturday or Sunday or any public holiday in the United States. Any references in this Agreement to “days” shall mean calendar days.

1.7.	“Change Cost” means costs to duly implement a Change, including but not limited to development, qualification, validation, capital expenditure, release and stability testing, packaging, artwork, and regulatory submissions costs.

1.8.	“Change Implementation Documentation” has the meaning as defined in Section 9.1.

1.9.	“Changes” means any changes to the Specifications, manufacturing processes, formulation, packaging, labeling, testing procedures, supply and raw material sources, the Facility, or any other change affecting the Marketing Authorization.

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1.10.	“Clinical Development Manufacturing Costs” means the fully-burdened cost incurred by VBI in Manufacturing the Products for clinical supply in accordance with this Agreement and consistent with the Quality Agreement, and shall include (i) the actual cost of material used for Manufacturing such Product, direct labor incurred in Manufacturing such Product, outsourced testing costs, and overhead and other manufacturing costs identified to the JMC, in each case that are specifically attributable to the Manufacture of such Product and supported by appropriate documentation, and (ii) to the extent that such Product is Manufactured by a Third Party CMO the actual, out-of-pocket cost paid by VBI or its Affiliates to the Third Party CMO for the Manufacture and supply thereof (including packaging and labeling), determined in accordance with the books and records of VBI or its Affiliates maintained in accordance with GAAP. Clinical Development Manufacturing Costs will not include any allocation of idle capacity. The Clinical Development Manufacturing Costs shall be subject to the price reductions and limits set forth on Exhibit D and Exhibit E, and in each case the cost will be rounded up to the nearest Dollar for purpose of calculating the final markup.

1.11.	“Commercial Manufacturing Costs” means the fully-burdened cost incurred by VBI in Manufacturing the Products for commercial supply in accordance with this Agreement and consistent with the Quality Agreement, and shall include (i) the actual cost of material used for Manufacturing such Product, direct labor incurred in Manufacturing such Product, outsourced testing costs, overhead and other manufacturing costs identified to the JMC, in each case that are specifically attributable to the Manufacture of such Product and supported by appropriate documentation, and (ii) to the extent that such Product is Manufactured by a Third Party CMO the actual, out-of-pocket cost paid by VBI or its Affiliates to the Third Party CMO for the Manufacture and supply thereof (including packaging and labeling), determined in accordance with the books and records of VBI or its Affiliates maintained in accordance with GAAP.

1.12.	“Complaint” means any notification of dissatisfaction received from any Brii Bio Affiliate, Brii Bio customers and/or Governmental Authority.

1.13.	“Equipment” means vessels, bioreactors, tooling, machines and, in general, all equipment needed to Manufacture in accordance with this Agreement.

1.14.	“Facility” has the meaning as defined in Section 2.2.

1.15.	“Failed Product” has the meaning as defined in Section 11.2.

1.16.	“Governmental Authority” means any multinational, federal, national, state, provincial or local entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative, or taxing authority or functions of any nature over any of the activities contemplated by this Agreement.

1.17.	“Information” means any inventions (whether patentable or not), data, instructions, ideas, software, algorithms, discoveries, procedures, methods, techniques, formulae, biological sequences, advice, and any other knowledge each in whatever form.

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1.18.	“Intellectual Property” means all Patents, trademarks, utility certificates and models, inventors’ certificates, copyrights, database rights, designs, domain names, trade secrets, Know-How and any other proprietary rights, priority rights, prior user rights and all other rights of a like nature in each case whether registered or unregistered and in any jurisdiction.

1.19.	“Know-How” means any Know-How as defined in the License Agreements, as applicable.

1.20.	“KPIs” means the key performance indicators as set out in Exhibit A.

1.21.	“Latent Defect” means any defect (including non-conformity with the Specifications) to Products, as demonstrated by Brii Bio or its designee, (i) existing at the time of Brii Bio or its designee’s acceptance of the relevant delivery; (ii) not reasonably discoverable by Brii Bio or its designee by carrying out the agreed upon testing and inspection methods at delivery set forth in the Quality Agreement; and (iii) which becomes apparent following such acceptance.

1.22.	“License Agreements” means the PreHevbri Agreement and VBI-2601 Agreement.

1.23.	“Licensed Territory” means: (a) with respect to the VBI-2601 Product, and/or the Novel Composition Product, the Licensed Territory (as defined in the VBI-2601 Agreement); or (b) with respect to the PreHevbri Product, the Licensed Territory (as defined in the PreHevbri Agreement).

1.24.	“Manufacturing Date” means, with respect to each Product manufactured under this Agreement, the date on which the relevant Product is fully produced and packaged (where applicable) in accordance with its Specifications.

1.25.	“Manufacture” / “Manufacturing” means all steps and operations involved in the production of Products, including, as the case may be, pharmaceutical or biological product formulation, conversion of active pharmaceutical or biological ingredients into Product, packaging, serialization, labelling, and testing of Products, and such other services as may be defined in the Quality Agreement, and storage of VBI Materials and Products until delivery thereof to Brii Bio or a party designated by Brii Bio.

1.26.	“Marketing Authorization” means, with respect to any particular country or region in the Territory, all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell, or market a Licensed Product in such country or region, including, where applicable: (a) pricing or reimbursement approval in such country or region, (b) pre- and post-approval marketing authorizations (including an prerequisite manufacturing approval or authorization related thereto), (c) labeling approval, and (d) technical, medical, and scientific licenses.

1.27.	“PreHevbri Product” means the Licensed Product as defined in the PreHevbri Agreement.

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1.28.	“Product” means a finished VBI-2601 Product or PreHevbri Product Manufactured as required by Brii Bio pursuant to this Agreement, the License Agreements, and the Quality Agreement.

1.29.	“Purchase Order” has the meaning set forth in Section 10.4.

1.30.	“Quality Agreement” has the meaning set forth in Section 8.1.

1.31.	“Qualified Offering” means the first underwritten public offering of common stock by VBI resulting in a minimum of aggregate gross proceeds of five million Dollars ($5,000,000), before commissions and expenses, but excluding Brii Bio’s three million Dollars ($3,000,000) investment in a concurrent registered direct offering of VBI common stock.

1.32.	“Recall” means a recall, correction or market withdrawal relating to Product (whether required by a Governmental Authority or voluntary) and shall include any post-sale warning or mailing of information.

1.33.	“Release Documents” means the certificate of analysis and the certificate of conformity as contemplated in the Quality Agreement.

1.34.	“Relocation” has the meaning as defined in Section 2.2.

1.35.	“Required Change” means a Relocation or Change mandated by Applicable Laws or regulations or GMP or by any Governmental Authority.

1.36.	“Results” means the Brii Bio Results and the VBI Results, collectively.

1.37.	“Specifications” means: (a) the specifications regarding the Manufacturing, testing, and supply of Product to Brii Bio as set forth in Exhibit B attached hereto and/or the Quality Agreement; and (b) any specifications that are described in the foregoing subsection (a) and that are Changed pursuant to the terms of the Agreement.

1.38.	“Term” has the meaning set forth in Article 22.

1.39.	“VBI-2601 Product” means the Licensed Product as defined in the VBI-2601 Agreement.

1.40.	“VBI Materials” means, collectively, those raw materials, ingredients, analytical reagents, other reagents, disposables, excipients and packaging and labelling components, held or acquired by VBI as required to complete Manufacturing of Product for Brii Bio, under this Agreement and according to the Specifications.

1.41.	“VBI Results” means Information and tangible biological, chemical, and physical materials arising from the activities performed under this Agreement which are strictly improvements to and/or modifications of the VBI Background IP and which are severable therefrom, and do not incorporate and which can be used independently of (i) Brii Bio Know-How, or (ii) Confidential Information of Brii Bio.

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2. OBJECT AND SCOPE

2.1.	VBI shall Manufacture and supply the Product to Brii Bio in accordance with (i) all Applicable Laws and regulations and regulatory requirements, including as applicable for drug and vaccine product, manufacturing and registration, and licenses, such as GMP and applicable Marketing Authorizations and manufacturing authorizations, Pharmacopoeia requirements, and ICH guidelines, taking Brii Bio’s requirements and technical guidelines into account; (ii) the Specifications; (iii) the Quality Agreement; (iv) this Agreement (including but not limited to its Exhibits); and (v) the License Agreements. In the event of any inconsistencies between any of the above, the following order of priority shall apply:

(a)	all mandatory Applicable Laws, regulations, and licenses, such as GMP requirements and regulatory laws, and Marketing Authorizations and manufacturing authorizations;

(b)	the License Agreements;

(c)	the Specifications;

(d)	the Quality Agreement, in respect of matters relating to the allocation of pharmaceutical responsibilities;

(e)	this Agreement; and

(f)	the Quality Agreement, in respect of other matters.

2.2.	All Product to be Manufactured by VBI under the Agreement are currently Manufactured at VBI’s Facility located at Gad Feinstein Rd., Rehovot, Israel 7610303 (the “Facility”), which VBI shall at all times, qualify and maintain under its own responsibility and at its own cost in accordance with Applicable Law. VBI shall not have the right to Manufacture at or from [**] unless it has obtained the prior written approval from Brii Bio, which consent shall not be unreasonably withheld (the “Relocation”). When seeking Brii Bio’s approval, VBI shall provide Brii Bio with the Relocation rationale, a plan detailing the transition methodology and a detailed breakdown of all anticipated costs relating to the Relocation. VBI shall perform a quality and EHS&S audit of the [**] and share the audit reports with Brii Bio (including current corrective action and preventive action status). Brii Bio has the right to perform an audit of the [**] itself at its own cost and in compliance with the [**] policies and procedures. If Brii Bio, at its discretion, assesses that the results of this audit do not comply with the necessary standards, Brii Bio may refuse its consent. All decisions relating to costs, timelines, and responsibilities relating to any Relocation which is required for VBI to expand its capacity to Manufacture Product under this Agreement will be discussed by the JMC and approved by the Senior Executives of the Parties.

2.3.	If VBI wishes to use a CMO to have Manufactured any Product, VBI shall first offer such Manufacturing opportunity to Brii Bio, and Brii Bio shall have thirty (30) days to respond regarding whether it wishes to be engaged as a CMO. If Brii Bio responds to VBI within such thirty (30) day period that Brii Bio wishes to be engaged as a CMO, then the Parties will promptly negotiate in good faith and agree upon the terms of Manufacturing. If Brii Bio responds to VBI within such thirty (30) day period that Brii Bio does not wish to be engaged as a CMO, or if Brii Bio fails to respond within such thirty (30) day period, then VBI may, at its sole cost and expense, use a Third Party as its CMO; provided that, VBI obtains Brii Bio’s prior written consent thereto (not to be unreasonable withheld, conditioned or delayed) prior to engaging such CMO for such services.

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3. Joint Manufacturing Committee.

3.1.	Establishment. The Parties shall promptly, but no later than thirty (30) days after the Effective Date, convene in Israel to establish and convene a joint manufacturing committee (“JMC”) to provide a forum for the Parties to periodically meet in person or virtually (but not less than once per calendar quarter) to: (a) oversee the interactions between the Parties under this Agreement; (b) provide advice and oversight for Manufacturing during the development and commercialization of Products; (c) discuss the Commercial Manufacturing Costs and Clinical Development Manufacturing Costs for Products; (d) discuss quality issues related to Products, including failed Batches of drug substance, failed Batches of drug product, and the environmental monitoring excursion rate; (e) oversee VBI’s related cost reduction efforts for the Products; and (f) perform such other tasks as expressly set forth in this Agreement.

3.2.	Membership. The JMC shall be composed of an equal number of one or more individuals appointed by each Party. The Parties may also mutually agree to include members who are not employees of either Party, on the condition that (prior to joining the JMC) each member of the JMC that is not an employee of either Party shall be bound by a consulting agreement containing confidentiality, invention ownership and other provisions at least as protective of each Party as the provisions in this Agreement. Any member of the JMC that is an employee of a Party may designate a substitute to attend and perform the functions of that member at any meeting of the JMC, and the Parties will mutually agree on a replacement for any non-Party member of the JMC. Each Party may replace its appointed member at any time by providing written notice to the other members of the JMC.

3.3.	Subcommittees. From time to time, the JMC may establish subcommittees to oversee particular projects or activities within the scope of authority of the JMC, as it deems necessary or advisable. Each subcommittee shall consist of such number of representatives of each Party as the JMC determines is appropriate from time to time and shall meet with such frequency as the JMC shall determine. All decisions of each subcommittee shall be made by unanimous vote or written consent, with VBI and Brii Bio each having, collectively, one vote in all decisions. If, with respect to a matter that is subject to a subcommittee’s decision-making authority, the subcommittee cannot reach unanimity, the matter shall be referred to the JMC, which shall resolve such matter in accordance with Section 27.15.

3.4.	Limitation on Authority. Notwithstanding the creation of the JMC, each Party shall retain the rights, powers and discretion granted to it hereunder, and neither the JMC, nor any subcommittee, shall be delegated or vested with rights, powers, or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. The JMC shall have no power to: (i) amend or modify this Agreement or the License Agreements; (ii) waive any Party’s obligation to comply with the terms and conditions of this Agreement or the License Agreements; (iii) require any Party to breach any obligation or agreement that such other Party may have with or to a Third Party prior to the Effective Date; or (iv) require any Party to perform any activities that are materially different or greater in scope than those expressly provided for under the Agreement or the License Agreements. Furthermore, no decision of the JMC shall be in contravention of any terms and conditions of this Agreement or the License Agreements. No member of the JMC shall be a third-party beneficiary of this Agreement or the License Agreements. If, with respect to a matter that is subject to the JMC’s decision-making authority, the JMC cannot reach unanimous consensus, the matter shall be resolved in accordance with Section 27.15.

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3.5.	Annual Meeting. Once each calendar year during the Term, the JMC shall organize annual physical meetings to discuss the operational aspects relating to the execution of this Agreement, compliance with KPIs, and management of issues communicated between the Parties. The Parties may mutually agree to invite to such annual meetings employees of each Party who are not members of the JMC that have sufficient decision-making authority or experience and qualifications to facilitate discussions and activities within the scope of the annual meeting. With the prior agreement of the Parties, the frequency of the meetings may be increased and the meetings may be organized through other media (e.g., teleconferences or videoconferences). Each Party shall bear its own costs in relation with all meetings organized under this Section 3.5.

4. Exclusivity

4.1.	Exclusivity. During the Term, VBI agrees to Manufacture the Product exclusively for Brii Bio in the applicable Licensed Territory. This provision shall not apply to VBI’s retained rights to Product and its manufacture with respect to VBI’s own supply and commercialization requirements.

5. Equipment and Personnel

5.1.	Unless expressly otherwise agreed upon in writing between the Parties, and excluding requirements to expand capacity of Rehovot Site under Section 5.2, VBI agrees to provide, purchase, install, qualify, and maintain under its own responsibility and at its own cost all Equipment necessary for the Manufacturing. Brii Bio shall have the right to assess (and verify compliance with) the qualification approach as part of an audit in accordance with Article 13.

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5.2.	The Parties agree that any CAPEX required for the expansion in capacity of the Facility, which are expected to be operational within six (6) months from the Effective Date shall be borne by solely by VBI, and for longer term CAPEX investments with an anticipated horizon beyond six (6) months from the Effective Date, the Parties may elect to negotiate in good faith to apply the anticipated Brii-VBI Pro-Rata Allocation expected to be in effect at the point in which the CAPEX investment becomes operational. The election to commence any capital expansion projects shall be determined by the JMC and commence once financed in accordance with the foregoing; provided that, the total value of any capital expansion projects approved by the JMC shall not exceed [**]. Any capital expansion projects in excess of [**] must be approved by both the JMC and in writing by both CEOs of Brii Bio and VBI. For purposes of this Agreement, CAPEX shall mean any expenditure by VBI for (a) an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of VBI as equipment, real property, a fixed asset or a similar type of capitalized asset in accordance with GAAP or (b) an asset relating to or acquired in connection with an acquired business, and any and all acquisition costs related to (a) or (b) above.

5.3.	VBI shall maintain any and all Equipment in good condition throughout the Term. VBI warrants that such Equipment shall at all times comply with all Applicable Laws and regulations, the Specifications, the License Agreements, this Agreement, the Quality Agreement, and other requirements agreed upon in writing by the Parties. Such Equipment may only be used by VBI as follows:

(a)	in addition to Article 26, VBI shall in no event use such Equipment for the handling, manufacturing, or processing of cytotoxics, hormones, and penicillin or other toxic materials;

(b)	in addition to Article 26, if VBI uses such Equipment for the handling, manufacturing, or processing of biologics (other than Products) or vaccines (other than Products), then use on Equipment must be in accordance with Applicable Laws and regulations; and

(c)	the process and Equipment chain for the Product and filling and packaging equipment will be used in accordance with Applicable Laws and regulations.

For the avoidance of doubt, VBI is responsible for the Equipment, including its maintenance, breakage, repair, safety, qualification/requalification, and calibration. VBI shall bear the sole cost and expense in bringing such Equipment or Manufacturing processes in compliance with all Applicable Law and regulatory requirements, solely for Product for VBI Territories, including relocating the manufacturing of products other than the Product if requested or required by any Applicable Law or Regulatory Authority. All Equipment shall be covered by an appropriate insurance. The expense in bringing such Equipment or Manufacturing process in compliance with all Applicable Law and regulatory requirements, solely for Product for Brii Bio Territories, shall be shared by Brii Bio either according to the VBI-Brii Pro-Rata Allocation or mutual agreement at the JMC. If the requirements and Applicable Law are for Product in both VBI and Brii Bio Territories, the JMC will determine responsibilities, cost allocations, and process.

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5.4.	VBI shall under its own responsibility and at its own costs retain sufficient qualified personnel to Manufacture and supply the Product to Brii Bio in accordance with the terms and conditions hereof.

6. VBI Materials

6.1.	Unless expressly otherwise agreed upon in writing between the Parties, VBI shall purchase any and all VBI Materials under its own responsibility and at its own cost in such quantities as are necessary for the Manufacturing in accordance with the forecasts provided pursuant to Section 10.1.

6.2.	VBI shall, when entering into arrangements with its suppliers, make sure such arrangements contain appropriate terms reducing the risk of a failure to supply including but not limited to sufficient supply guarantees from suppliers of VBI Materials for the Manufacturing.

6.3.	Prior to VBI changing any VBI Materials or making any changes of its current manufacturers of VBI Materials, VBI shall seek prior written consent from Brii Bio (which shall not be unreasonably denied). Brii Bio shall have the right to consult with VBI regarding the purchase of VBI Materials from its current manufacturers, or such other Third Party manufacturers approved by Brii Bio, and VBI shall consider in good faith implementing any changes requested by Brii Bio.

6.4.	VBI represents and warrants that any and all VBI Materials shall comply with the Specifications and the Quality Agreement and other requirements agreed upon by the Parties in writing. At the request of any Governmental Authority or Regulatory Authority, VBI shall send physical samples of any VBI Materials to Brii Bio or such Governmental Authority or Regulatory Authority for review.

6.5.	For the avoidance of doubt, nothing included in any agreement between VBI and any of its suppliers shall be binding upon Brii Bio, except as has been previously reviewed by and signed by Brii Bio.

7. Storage

7.1.	While held at VBI’s Facility, VBI shall provide adequate and safe storage for VBI Materials and Products in compliance with GMP, requirements imposed by Governmental Authority and all Applicable Laws, and the requirements of the Quality Agreement and Specification. The location of VBI’s warehouse in which VBI Materials and Products are stored, must at all times be known to Brii Bio. VBI shall maintain inventory of Products in accordance at all time with Applicable Law and under conditions necessary to support Product having the maximum shelf-life remaining upon delivery to Brii Bio.

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7.2	VBI will ship Product to Brii Bio as soon as possible after packaging and release, to enable in-country release process to initiate. Once VBI ships Product to Brii Bio, Brii Bio will be responsible for the storage of Products in the Licensed Territory in compliance with requirements imposed by Governmental Authority and all Applicable Laws, and the requirements of the Quality Agreement and Specification.

8. Quality

8.1.	Quality Agreement. Brii Bio or its Affiliate and VBI will enter into a Quality Assurance Agreement (“Quality Agreement”) regarding the commercial and clinical quality of Product within ninety (90) days of the Effective Date. The Quality Agreement will set forth the standards, expectations, allocation of tasks, and responsibilities of the Parties with respect to quality control and assurance, inspection preparedness and quality risk management for Products Manufactured under this Agreement and the License Agreements. The Quality Agreement will be reviewed by the Parties on a periodic basis and amended as necessary to be an accurate reflection of the quality obligations for each Party regarding Product. For the avoidance of doubt, such amendment will be of no effect unless set forth in a signed writing between the Parties.

8.2.	Sample Retention. In accordance with GMP, the Quality Agreement, and Applicable Law, VBI will take and retain, for such period and in such quantities as may be required thereunder samples from the Manufacturing process produced under this Agreement.

9. Changes

9.1.	Changes other than Required Changes.

(a)	Brii Bio Changes. In the event Brii Bio wishes to effect a Change which is not a Required Change, Brii Bio shall advise VBI in writing of such Change and VBI shall provide a calculation of the Change Costs and the timing for implementation as well as the amount and discard cost of any VBI Materials rendered obsolete because of the Change and support such information with sufficient documentation (together, “Change Implementation Documentation”) within sixty (60) Business Days after the date at which such Change has been communicated by Brii Bio to VBI. In case Brii Bio approves the Change Implementation Documentation (in its sole discretion), VBI shall implement such Change within the approved timeframe and Brii Bio shall bear the approved Change Cost (which Brii Bio may elect to apply credit against the Prepayment Amount), except if such Change is the result of VBI failing to comply with its obligations under this Agreement in which case the Change Costs shall be borne by VBI.

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(b)	Brii Bio shall reimburse VBI for a Change requested by it (in cases not the result of the negligence, gross negligence or willful misconduct of VBI nor VBI’s failure to comply materially with its obligations under this Agreement), at VBI’s acquisition cost, for that amount of inventory of VBI Materials so rendered obsolete but never more than the amount of VBI Materials that VBI is required to keep in stock as set forth in Article 10. Brii Bio shall notify VBI whether Brii Bio wishes to, at its option, have such VBI Materials delivered to Brii Bio in the manner Brii Bio directs, or have VBI destroy such VBI Materials at reasonable cost to be reimbursed by Brii Bio.

(c)	VBI Changes. In the event VBI wishes to effect a Change which is not a Required Change, VBI shall advise Brii Bio in writing of such requested Change and provide Brii Bio with the Change Implementation Documentation. In case Brii Bio approves (in its sole discretion) the Change and Change Implementation Documentation, VBI shall implement such Change within the approved timeframe and VBI shall bear the Change Costs.

(d)	VBI shall in each case comply with the procedures for Change implementation in the Quality Agreement.

(e)	In case a Change that is initiated by VBI after the date that is six (6) months from the Effective Date is beneficial to both Parties and is not otherwise required to be implemented by VBI under this Agreement or the License Agreements (i.e., for Brii Bio effectively resulting in a price reduction for the Manufacturing and/or the supply of the Product to Brii Bio above what is contemplated hereunder), at VBI’s request, Brii Bio may enter into good faith discussions with VBI to attempt to agree to a sharing of the Change Costs (according to the VBI-Brii Pro-Rata Allocation or according to a ratio to be agreed by the Parties in writing).

9.2.	Required Changes.

(a)	In the event a of a Required Change, the Party becoming aware thereof shall promptly notify the other and provide the other with all relevant documents delivered to it by the Governmental Authority. VBI shall provide Brii Bio with the Change Implementation Documentation promptly in accordance with the requirements set forth by the Governmental Authority. VBI shall implement such Required Change within the timeframe required by the Governmental Authority. VBI shall bear the Change Costs. However (and to the extent the relevant Required Change is not the result of VBI failing to comply with its obligations under this Agreement), if the implementation of the Required Change by VBI is solely relevant for the Manufacturing or, as the case may be, the supply of the Product to Brii Bio in the Licensed Territories hereunder, Brii Bio shall bear Change Costs according to the VBI-Brii Pro-Rata Allocation, except for changes relating specifically to the Product and severable from VBI’s retained rights in PreHevbrio and PreHevbri, in which case Brii Bio will bear one hundred percent (100%) of the Change Costs, and Brii Bio may, upon written notice to VBI, apply all or some portion of the Prepayment Amount to cover such Change Costs.

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(b)	If the implementation of the Required Change by VBI is solely relevant for the Manufacturing or, as the case may be, the supply of the Product to Brii Bio in the Licensed Territories hereunder and except in case such Required Change is the result of VBI failing to comply with its obligations under this Agreement, Brii Bio shall reimburse VBI, at one hundred per cent (100%) of VBI’s acquisition cost, for that amount of inventory of VBI Materials so rendered obsolete but never more than the amount of VBI Materials that VBI is required to keep in stock as set forth in Section 15.11.

(c)	VBI shall in each case comply with the procedures for Required Change implementation in the Quality Agreement.

(d)	In case a Required Change, which is not solely relevant for the Manufacturing or, as the case may be, the supply of the Product to Brii Bio hereunder, is beneficial to both Parties and is not otherwise required to be implemented by VBI under this Agreement or the License Agreements (i.e. for Brii Bio effectively resulting in a price reduction for the Manufacturing and/or the supply of the Product to Brii Bio above what is contemplated hereunder), at VBI’s request, Brii Bio may enter into good faith discussions with VBI to attempt to agree to a sharing of the Change Costs (sharing ratio to be agreed), and with respect to any Change Cost to be borne by Brii Bio, Brii Bio may, upon written notice to VBI, apply all or some portion of the Prepayment Amount to cover such Change Costs.

9.3.	In the event that VBI is unable to supply Product that meets any Change within the relevant timing for implementation referred to above, Article 25 shall apply.

10. Forecasting, Purchase Orders and Delivery of Products

10.1.	Clinical Product Forecast. Commencing with the first calendar year following the Effective Date, each calendar month of the Term, Brii Bio shall provide VBI with a rolling forecast setting forth Product supply purchase requirements for Brii Bio’s clinical use during the following [**], together with a firm, binding order for [**] of such forecast. Thereafter, Brii Bio will submit to VBI an updated rolling forecast not later than [**] covering the next [**]. The [**] of each forecast shall constitute a binding commitment for Brii Bio to purchase forecasted quantities.

10.2.	Commercial Product Forecast. Six (6) months prior to the projected First Commercial Sale, [**], Brii Bio shall provide VBI a rolling forecast setting forth Product supply purchase requirements for the commercial sale of Products during the following [**], together with a firm, binding order for [**] of such forecast. Thereafter, Brii Bio will submit to VBI an updated rolling forecast not later than [**] covering [**]. The first [**] of each forecast shall constitute a binding commitment for Brii Bio to purchase forecasted quantities.

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10.3.	If Brii Bio wishes to increase the quantities of Product to be delivered for either clinical or commercial use as compared with the binding portion of any forecast, the Parties discuss in good faith the possibility for VBI to Manufacture and supply such excess. However, VBI shall not have any obligation to Manufacture and/or supply in excess of the binding portion of such forecast. The Parties acknowledge that Brii Bio is not obligated to buy any minimum or specific quantity or value of Product under this Agreement, except with respect to any safety stock pursuant to Section 15.11 and any the quantities included in the binding forecast or in a Purchase Order (subject to Article 24).

10.4.	Unless otherwise agreed by the Parties, each binding forecast in Section 10.1 and Section 10.2 shall serve as a purchase order (each, a “Purchase Order”). The Parties shall agree upon a form of Purchase Order, which at a minimum shall include, but not limited to, a PO Number, Bill-to, sold-to and ship-to address, correct terms of sale included, name of purchaser, including phone, fax and email information, freight instructions including carrier and date of PO issue. VBI shall deliver the quantities provided for in a relevant Purchase Order on or before the date of delivery set forth in such Purchase Order, but not earlier than two weeks prior to such date. VBI shall schedule its manufacturing operations so that all Product delivered hereunder shall have the maximum remaining shelf-life possible. In any event, Product delivered to Brii Bio for sale in mainland China shall have a remaining shelf life of at least [**], unless otherwise agreed upon, in writing, between the Parties. For Regions in the Licensed Territory outside of mainland China, the JMC will discuss the in-country release timeline to determine an acceptable Product shelf-life in each Region, except that, in no event shall the minimum acceptable remaining shelf-life of Product for any Region be less than [**] percent ([**]%). The Parties will work together on regulatory submission strategy in the Territory to reduce the duration of the release timelines and increase approved shelf life.

10.5.	FOR THE AVOIDANCE OF DOUBT, NO ADDITIONAL OR DIFFERENT TERMS OFFERED BY BRII BIO IN A PURCHASE ORDER OR OTHERWISE, SHALL BE OR BECOME PART OF THIS OR ANY OTHER AGREEMENT BETWEEN THE PARTIES, AND ANY SUCH TERMS ARE HEREBY REJECTED, UNLESS SAID ADDITIONAL OR DIFFERENT TERMS ARE AGREED TO IN A WRITTEN AGREEMENT SIGNED BY THE PARTIES. IF THE TERMS OF THIS AGREEMENT CONFLICT WITH ANY RELATED DOCUMENTS INCLUDING A PURCHASE ORDER, THE TERMS AND CONDITIONS OF THIS AGREEMENT CONTROL, UNLESS OTHERWISE AGREED TO IN WRITING BY THE PARTIES.

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10.6.	The Product shall be delivered to Brii Bio in suitable packaging, so as to permit safe storage and transport. Where appropriate, VBI shall ensure that the Product is monitored using temperature loggers, which Brii Bio shall handle in accordance with the requirements set forth in the Quality Agreement.

10.7.	Brii Bio agrees and accepts that due to the particularity of the Product, the quantity of Product supplied to Brii Bio may differ by plus/minus five percent (+/- 5%) from the ordered and confirmed quantity and that the actual delivered quantity of Product will be invoiced.

10.8.	The Products shall be delivered DAP (Incoterms© 2020) to such place as designated by Brii Bio on a Purchase Order or as otherwise in accordance with this Agreement. All charges for labelling, packing, hauling, storage, bar coding, and transportation (including any related import tax or value-added tax) are included in the price. All shipments must be accompanied by a packing slip which describes the articles, states the Purchase Order number, and shows the shipment’s destination, and other documents supporting the import/export of the Products or otherwise required by the Quality Agreement. VBI agrees to promptly forward the original bill of lading or other shipping receipt for each shipment in accordance with Brii Bio’s instructions.

10.9.	In the event that VBI fails to meet the agreed timely delivery schedule increased with a remedy period of fifteen (15) Business Days, the price shall be reduced with two per cent (2%) per week of delay for such Products, with a maximum of ten per cent (10%), unless such delay is due to Brii Bio not complying with its obligations under this Agreement.

11. Testing and Release Documents; Failed Product; Rejects

11.1.	VBI shall verify compliance of each Product with the requirements set forth in Article 2 above after the Manufacturing Date of the Product. VBI shall send the completed Release Documents and any other documents and materials as required in the Quality Agreement prior to Product delivery at Brii Bio’s designated place and time as specified in the Purchase Orders.

11.2.	VBI shall re-perform any Product that is not in compliance with the requirements set forth in Article 2 above, or is lost or damaged prior to delivery to Brii Bio (“Failed Product”) as soon as possible at no additional charge to Brii Bio, and in no case later than one hundred twenty (120) calendar days following, as the case may be, (i) VBI acknowledging that the relevant Product is a Failed Product; or (ii) receipt by VBI of Brii Bio’s notice of rejection in accordance with Section 11.3.

11.3.	Brii Bio has the right to reject any Failed Product or any batch containing such Failed Product. Brii Bio shall notify its rejection in writing within fourteen (14) calendar days (i) of receipt of Failed Product by Brii Bio or Brii Bio’s designee in case of a visible defect, or (ii) of Brii Bio’s discovery in case of a Latent Defect or of Brii Bio being informed of a Latent Defect. In the case of Brii Bio being informed of a Latent Defect by a Regulatory Authority, such Latent Defect will be finally confirmed. Disputes relating to any such rejection shall be settled by an independent laboratory appointed by Brii Bio and reasonably acceptable to VBI. If Product is confirmed to be Failed Product by the independent laboratory, the costs of the independent laboratory shall be borne by VBI. In all other cases, the costs of the independent laboratory shall be borne by Brii Bio.

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11.4.	VBI shall respond to any rejection, defect notice or any quality-related complaint from Brii Bio in a timely manner. VBI shall conduct an analysis of the causes of any such complaint and shall report to Brii Bio on any corrective action taken, and shall at all times take reasonable account of Brii Bio’s suggestions related to such corrective action or other quality-related matters. Brii Bio shall return any shipments of Product (or portions thereof) rejected pursuant to this Section 11.4 to VBI. The expenses for such return shall be at the expense of the Party deemed to be responsible for the Failed Product pursuant to the terms of this Agreement.

11.5.	All Failed Product shall, following prior consultation with and approval of Brii Bio, be removed (if applicable) and disposed of by VBI in accordance with all Applicable Laws and instructions of Governmental Authority. The disposal cost shall be at the expense of the Party deemed to be responsible therefor pursuant to the terms of this Agreement. VBI shall make all documentation relating to such disposition available to Brii Bio upon Brii Bio’s request.

11.6.	For the avoidance of doubt, any remedies provided for in this Article 11 are without prejudice to any other remedies that Brii Bio may have under this Agreement or in law or equity.

12. KPIs

12.1.	KPIs. Unless otherwise expressly agreed in writing, VBI shall at all times comply with the KPIs in the Manufacturing and supply of the Product to Brii Bio. Promptly following Brii Bio delivering the first supply forecast to VBI, the JMC shall agree on KPI targets and penalties for the applicable KPI targets.

12.2.	VBI shall continuously monitor the observance of all KPIs. Within ten (10) Business Days from the beginning of any calendar month, VBI shall furnish Brii Bio with a report on the achievement of all monthly KPIs in the previous month, at no cost. In addition, within twenty (20) Business Days from the beginning of any calendar year, VBI shall furnish Brii Bio with a report on the achievement of all yearly KPIs in the previous year, at no cost

12.3.	If, without the prior approval of Brii Bio, VBI fails to comply with any (monthly or yearly) KPI as set forth in Exhibit A the relevant KPI penalty shall apply as set forth in said Exhibit unless VBI demonstrates to the satisfaction of Brii Bio that such failure is due to a reason that is entirely out of its control.

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12.4.	In addition to Section 12.3, if VBI fails to comply with any KPI during a total of three (3) months within a six (6) months period (for monthly KPIs) or during one (1) year (for yearly KPIs), VBI shall submit to Brii Bio, within thirty (30) calendar days following the occurrence of such non-compliance, a plan setting out the causes of such non-compliance, the remedial efforts to be undertaken by VBI, the timing for such remedial efforts to be implemented and the preventive measures VBI shall take to avoid such non-compliance in the future (the “Remedy Plan”). In case such KPI is not complied with for an additional three months within the next six (6) months period (for monthly KPIs) or for two additional years within the next three (3) years (for yearly KPIs), such event shall be considered as a material breach and Brii Bio shall have the right to terminate the Agreement, without any additional compensation due to VBI.

12.5.	All other rights or remedies which Brii Bio may have under this Agreement or Applicable Law (including damage claims or its right to terminate the Agreement in accordance with Section 22.4) shall remain unaffected, and shall not be limited, by Sections 12.3 to 12.4. In addition, any of the above shall be without prejudice to any other action or measure that Parties may agree upon during the JMC’s annual meeting as set out in Section 3.5.

13. Audit

13.1.	Upon Brii Bio’s request, but no more than once per year without agreement by VBI (except with respect to audits conducted for sufficient cause shown), VBI shall permit, and cause its CMOs to permit, the presence of at least two Brii Bio or Brii Bio Affiliate person-in-plant, each of whom shall be permitted to observe key Manufacturing events during the VBI Manufacturing process. Subject to Article 15, each such observation shall be for a period not to exceed seven (7) days.

13.2.	During such time that any Product is Manufactured by or on behalf of VBI, VBI grants Brii Bio, and with respect to any CMO of VBI, will secure for Brii Bio the right, in each case, at reasonable times, with reasonable prior written notice, and for a reasonable period of time, to inspect VBI’s or such CMO’s production facilities (no more frequently than once per calendar year without cause, and at any time for cause) to: (a) perform a prequalification audit; (b) confirm VBI’s or such CMO’s compliance with GMP, good pharmacovigilance practices, the Specifications, and Applicable Law; and (c) review relevant Manufacturing records with respect to Products, in each case, in accordance with the Quality Agreement.

13.3.	If Brii Bio observes a condition that causes it to reasonably believe that any Products are not being Manufactured in accordance with GMP, good pharmacovigilance practices, the Specifications or Applicable Law, then the Parties will discuss on any appropriate corrective actions to address such noncompliance, and if an agreement is reached, VBI will and will cause such CMO to implement any such corrective action, in each case, in accordance with the Quality Agreement.

13.4.	A failure by VBI to initiate the agreed upon corrective actions to ultimately remedy or cause the remedy of such noncompliance within thirty (30) calendar days of agreement at the JMC and to fully implement such corrective actions within the timeline agreed upon at the JMC shall be deemed a material breach of this Agreement upon which Brii Bio shall have the right to terminate this Agreement, without incurring any liability for such termination. VBI acknowledges that the provisions of this Article 13 granting Brii Bio certain audit rights shall in no way relieve VBI of any of its obligations under this Agreement, nor shall such provisions require Brii Bio to conduct any such audits.

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13.5.	The Quality Agreement may contain more detailed provisions with respect to such inspections.

13.6.	Each Party shall bear its own costs relating to such audit.

13.7.	VBI shall permit and cooperate with any audits or inspections of a Governmental Authority in accordance with Section 15.7.

13.8.	Following any audit or inspection by a Government Authority or Regulatory Authority, a finding of non-compliance pursuant to an audit performed under this Article 13, or for other sufficient cause agreed to at the JMC, VBI shall permit one named employee of Brii Bio, its Affiliates or its designee (the “Brii Bio Representative”) to be present at the Facility during normal working hours during the Term, for a period of time as agreed to at the JMC. VBI shall provide to the Brii Bio Representative reasonable office space (including necessary furniture and internet access) within the Facility during the Term. The Brii Bio Representative shall have access to those areas of the Facility that relate to the Manufacturing, provided that the scope of the activities of the Brii Bio Representative shall be limited to the following activities that are related to the initial audit, inspection, finding of non-compliance or other sufficient cause:

(a)	observing and monitoring the Manufacturing;

(b)	reviewing VBI’s inventory of VBI Materials, Products and work-in-progress relating to Products;

(c)	inspecting records that VBI is required to keep and to make available to Brii Bio in accordance with the Quality Agreement or this Agreement; and

(d)	participating in discussions between the Parties relating to the management of Brii Bio’s forecast demand, selling unit balancing, timings of production and delivery.

14. Price; INVOICING AND PAYMENT

14.1.	Products Manufactured and supplied pursuant to this Agreement shall be supplied to Brii Bio at VBI’s Commercial Manufacturing Costs and Clinical Development Manufacturing Costs. Brii Bio shall only pay for the costs of successfully released batches of Product (and not for any batches of Product not released, such as due to any non-compliance as set forth herein). The Commercial Manufacturing Costs and Clinical Development Manufacturing Costs shall be subject to the price reductions set forth on Exhibit D and Exhibit E, and in each case the cost will be rounded up to the nearest Dollar for purpose of calculating the final markup.

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14.2.	VBI agrees to use its Commercially Reasonable Efforts to achieve year over year a reduction of the cost of manufacturing. VBI shall put in place an appropriate cost improvement program and targets shall be reviewed annually during ad hoc meetings, with concrete actions documented. Should the cost improvement plan imply a new investment, the Parties shall discuss upfront in good faith about how to allocate the relevant cost between them. All cost reductions (including any reduction in manufacturing cost due to increased Brii Bio orders) resulting from the cost improvement plan shall result in an appropriate price reduction.

14.3.	Except if otherwise provided for in this Agreement, the price shall remain fixed for the Term.

14.4.	Invoice and Payment Procedure.

(a)	Product. Unless Brii Bio provides alternate written instructions, VBI shall invoice Brii Bio or its designated Affiliate the price in U.S. Dollars upon release by Brii Bio and shipment of Product to the address communicated by Brii Bio on a Purchase Order. As applicable, each such invoice shall contain the amount credited against the total Prepayment Amount and the total Prepayment Amount outstanding. Once the Prepayment Amount is achieved, subsequent invoices submitted by VBI shall be paid by Brii Bio within thirty (30) days from the date of the invoice. VBI shall submit all invoices and Brii Bio shall make all payments in accordance with Article 10 of the VBI-2601 Agreement for the VBI-2601 Products and Novel Composition Products Manufactured and supplied under this Agreement and in accordance with Article 10 of the PreHevbri Agreement for the PreHevbri Products Manufactured and supplied under this Agreements.

(b)	Non-Product Authorized Payment Amounts. Unless Brii Bio provides alternate written instructions, for any non-Product amounts authorized by Brii Bio under this Agreement, VBI shall provide to Brii Bio or its designated Affiliate an invoice within seven (7) days after the end of each calendar month detailing, in U.S. Dollars, the charges incurred for the preceding month and the portion of such charges attributable to Brii Bio, together with all necessary supporting documents for such invoice. VBI shall be paid by Brii Bio for all undisputed amounts within thirty (30) days from the date of Brii Bio’s receipt of the invoice. At Brii Bio’s election any amount due to VBI under any such invoice may be credited against the Prepayment Amount.

14.5.	Advance Payment Condition. If, within ninety (90) days following the Effective Date, VBI achieves a Qualified Offering, Brii Bio will provide to VBI an amount equal to five million Dollars ($5,000,000) as an advance payment for the clinical and commercial manufacture and supply of Product under this Agreement, and Brii Bio’s obligations under this Agreement (the “Prepayment Amount”). The Prepayment Amount will be fully creditable against any amount that is payable by Brii Bio to VBI under this Agreement, including purchases made by Brii Bio under any Purchase Order. VBI shall use the Prepayment Amount solely to fulfill its obligations under this Agreement.

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14.6.	Advance Payment Product Price. VBI and Brii Bio agree that the price applicable to Product purchased and creditable against the Prepayment Amount shall be equal to: (a) per PreHevbrio Product will not exceed [**] Dollars ($[**]) as indicated in the package insert and product presentation; and (b) per VBI-2601 Product will not exceed [**] Dollars and [**] Cents ($[**]) as indicated in the package insert and product presentation.

15. REGULATORY; SAFETY STOCK; INVENTORY

15.1.	Licenses. Except as provided under Section 15.2. hereafter, VBI shall be responsible for obtaining and maintaining any and all licenses or permits required by any Governmental Authority in the Territory in order to enable VBI to Manufacture and supply the Product to Brii Bio in full compliance with this Agreement (including but not limited to the Quality Agreement). For the avoidance of doubt, such licenses or permits shall include the FDA, EMA, NMPA, and the Pharmaceutical and Medical Device Agency (“PMDA”) in the Territory. At Brii Bio’s reasonable request, VBI will provide to Brii Bio copies of all such licenses and approvals.

15.2.	Marketing Authorization. Brii Bio or a party designated by Brii Bio shall be responsible for obtaining and maintaining, at its own costs, the Marketing Authorization for the Products from any Governmental Authorities as required by the Applicable Laws in the applicable Licensed Territory. VBI shall provide Brii Bio or a party designated by Brii Bio, who shall be subject to terms of confidentiality no less stringent than those set forth herein, with all information relating to the Manufacturing and supply of the Product (including the current CTD Module 3) to Brii Bio as reasonably required to enable Brii Bio or the party designated by Brii Bio to obtain and maintain such Marketing Authorization in the Licensed Territory.

15.3.	At the request of Brii Bio, VBI shall provide Brii Bio technical source reports for any requested aspect of the Manufacturing and supply of the Product to Brii Bio, with sufficient detail to enable Brii Bio to use these as a basis to draft regulatory documentation or dossiers for global submissions to meet requirements of any Governmental Authority in the Licensed Territory. VBI shall provide Brii Bio with other relevant documentation for submission to the Governmental Authorities in the Licensed Territory as required, including but not limited to certificates of analysis, GMP certifications, manufacturing licenses, and batch manufacturing records, stability data and related site SOPs, and manufacturing process diagrams and descriptions, analytical procedures. All such documentation shall be provided according to agreed timelines and in the agreed format. The foregoing shall be without prejudice to the records and information management requirements set forth in Section 26.3.

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15.4.	In the case of receipt of requests/questions for documentation made by any Governmental Authority in the Licensed Territory, VBI shall provide documentation to Brii Bio in accordance with agreed timelines and in agreed format enabling Brii Bio to appropriately and timely respond to such requests/questions.

15.5.	For any regulatory related matter, Brii Bio or the relevant Marketing Authorization holder (if other than Brii Bio) shall retain control and be responsible for any communication with the Governmental Authorities in the first instance as the Marketing Authorization holder.

15.6.	In the eventuality that VBI is required to submit regulatory documents containing Confidential Information to any Governmental Authority in the Licensed Territory, which cannot be provided to Brii Bio for submission, e.g. a “closed part” of an active master file or a detailed/full site master file, VBI shall notify with Brii Bio to ensure that VBI’s documents are submitted directly to the Governmental Authorities, to the extent feasible are in line with Brii Bio’s timelines for submission of other documents that form part of the overall submission.

15.7.	Government Inspections, Seizures and Recalls. VBI shall be responsible, at its sole cost and expense, for conducting all activities required to obtain and maintain any regulatory approvals necessary for the Manufacture and supply of the Product under this Agreement and shall, at all times, comply with regulations and Applicable Laws. If any Governmental Authority in the Licensed Territory or any other competent authority conducts or gives notice (to VBI, its CMO, or to Brii Bio) of its intent to conduct any audit or inspection at any offices or facilities (including Manufacturing Facility) of VBI or any CMO where such audit or inspection relates to any Products in a Licensed Territory, then VBI will ensure Brii Bio is promptly notified, and to the extent such audit or inspection relates to a Product and to the extent practicable and not prohibited by Applicable Law, secure for Brii Bio the right to participate in any such audit or inspection. If any Governmental Authority seizes Product or requests a Recall of Product, VBI shall notify Brii Bio immediately (and at the latest within twenty-four (24) hours). VBI shall notify Brii Bio on a day-to-day basis of any relevant finding of such on-going inspection. VBI shall promptly provide Brii Bio with copies of any reports issued or decisions notified by such Governmental Authority relating to the Product or that could impact VBI’s ability to Manufacture at the Facility. At the request of Brii Bio, VBI shall promptly send to Brii Bio or to a party designated by Brii Bio retained samples of Products seized by such Governmental Authority. Notice to Brii Bio under this Agreement does not relieve VBI of any notification requirements or other obligations to take action under Applicable Law and regulations.

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15.8.	VBI shall support Brii Bio in the handling of Complaints and Recalls. Support shall be provided by VBI immediately and requests for information shall be provided by VBI within twenty-four (24) hours of such request by Brii Bio, or as otherwise agreed between the Parties. Details regarding the roles and responsibilities of the Parties in regard to Complaints and Recalls are set forth in the Quality Agreement.

15.9.	In case the Complaint or Recall is due to Failed Product, VBI shall bear all costs of such Complaint or Recall and shall support Brii Bio and, if other than Brii Bio, the relevant Marketing Authorization holder in the Complaint and Recall handling free of charge. In all other cases, Brii Bio or its designee shall bear the costs of the Complaint or Recall and VBI shall have the right to charge reasonable fees for its support to Brii Bio and, if other than Brii Bio, the relevant Marketing Authorization holder in the Complaint and Recall handling.

15.10.	Public Tenders. At the request of Brii Bio, VBI shall provide within the reasonable timeframes set forth by Brii Bio any assistance, certificates and documentation related to the Manufacturing and supply of the Product to Brii Bio and necessary or useful for Brii Bio and/or its Affiliates to duly submit for and follow-up on public tender procedures in the Licensed Territories.

15.11.	Safety Stock. At any time during the Term, VBI shall maintain an inventory of materials, including cell banks (master cell banks and working cell banks), reference standards, raw materials, culture media, chemicals, reagents, excipients, packaging materials, and other consumables in quantities sufficient to ensure timely delivery of Product according to the forecast delivered in accordance with Sections 10.1 and 10.2.

15.12.	Inventory. Brii Bio shall be entitled to conduct physical inventory counts at Facility once yearly at no cost and, in its reasonable opinion, to request VBI to change its inventory of Product and any VBI Materials with replenishment lead-times longer than six (6) months, upon providing the reasons therefor. Once per calendar quarter, VBI shall provide Brii Bio with a reconciliation sheet containing an inventory overview (VBI Materials with replenishment lead-times longer than six (6) months, WIP, Product).

15.13.	This safety stock obligation shall be without prejudice to the obligation of VBI to order and store such VBI Materials as it deems appropriate to fulfil its obligations hereunder.

16. Insurance

16.1.	Insurance requirements. VBI shall comply with the insurance requirements set forth in Exhibit C.

16.2.	No effect of insurance coverage on liability. The required insurance coverage set forth in Section 16.1 shall be primary and non-contributing with respect to any other insurance that may be maintained by a Party, and shall in no way be deemed to or construed so as to limit the liability of a Party in any way. Notwithstanding any provision contained herein, it is agreed by the Parties that, its employees, agents, representatives, consultants, subcontractors, and suppliers, are not insured by the other Party, and are not covered under any policy of insurance that the other Party has obtained or has in place.

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16.3.	Documentation and notification. Upon request of either Party, the other Party shall promptly provide the requesting Party with certificates of insurance evidencing the insurance policies above. The Parties agree that they shall promptly, and in no case later than fifteen (15) calendar days prior to the effective date of any change, notify the other Party in writing of any changes in the foregoing insurances, including, any cancellation or material modification of any policy.

17. Warranties

17.1.	In addition to the other warranties made in this Agreement and the License Agreements, VBI represents and warrants that:

(a)	it has and shall have throughout the Term the required expertise, permits and approvals to perform its obligations under the Agreement in a timely and professional manner, to the best of Brii Bio’s interests.

(b)	It shall carry out the Manufacturing and supply of the Product to Brii Bio in accordance with this Agreement, including but not limited to the standards set forth or referred to in Article 2.

(c)	VBI further represents and warrants that it shall comply with, and all Products shall be in compliance with, all statutes, laws, ordinances, and regulations, including, if applicable, those enforced by the United States Food and Drug Administration (including compliance with good manufacturing practices) and International Standards Organization Rules 9,000 et seq.

(d)	VBI agrees to comply with the applicable provisions of any Federal or state law and all executive orders, rules and regulations issued thereunder. If any Product is ordered by Brii Bio under U.S. government contracts, VBI agrees that all applicable federal statutes and regulations applying to Brii Bio as a contractor are accepted and binding upon VBI insofar as VBI may be deemed a subcontractor.

(e)	All Product supplied in connection with this Agreement shall be manufactured and provided in accordance and conformity with the Specifications and in compliance with this Agreement.

(f)	EXCEPT AS EXPRESSLY SET FORTH HEREIN, VBI DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED WITH RESPECT TO THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

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17.2.	Each Party represents and warrants the following:

(a)	the Parties’ execution, delivery, and performance of this Agreement:

(i)	have been authorized by all necessary corporate action;

(ii)	do not violate the terms of any law, regulation, industry standards or codes, or court order to which such Party is subject or the terms of any agreement to which the Party or any of its assets may be subject; and

(iii)	are not subject to the consent or approval of any Third Party, or if required , consent has been received by such Third Party;

(b)	this Agreement is a valid and binding obligation of the representing Party, enforceable against such Party in accordance with its terms; and

(c)	it is not subject to any pending or threatened litigation or governmental action which could interfere with the Party’s performance of its obligations hereunder.

18. Confidential information

18.1.	Article 11 and Section 15.11 of the VBI-2601 Agreement will govern the confidentiality obligations of the Parties with respect to activities performed under this Agreement in connection with the VBI-2601 Product. Article 11 and Section 15.11 of the PreHevbri Agreement will govern the confidentiality obligations of the Parties with respect to activities performed under this Agreement in connection with the PreHevbri Product. In the event activities performed hereunder in connection with the Product contain Confidential Information covering both (a) the PreHevbri Product, and (b) the VBI-2601 Product, then the confidentiality obligations that are most protective of the disclosing party’s rights shall govern the activities performed under this Agreement with respect to such Confidential Information.

19. Intellectual Property

19.1.	Ownership.

(a)	Nothing in this Agreement shall affect a Party’s rights to its Background IP nor imply grant of any license to a Party’s Background IP unless expressly set forth herein.

(b)	Sole Inventions. Each Party shall solely own any and all Inventions and Know-How developed, conceived, generated, and reduced to practice solely by it, its Affiliates or its or their employees, agents, or independent contractors during the Term and without in the course of performing activities under this Agreement.

(c)	Notwithstanding any provision of this Agreement, the Parties hereby acknowledge that the existing applicable License Agreement(s) as to the Product between the Parties will control the ownership and use of any and all Intellectual Property rights related thereto, provided that Brii Brio hereby grants a non-exclusive, royalty-free right for VBI and its Affiliates and permitted subcontractors and designees to use any of Brii Brio’s Background IP or Brii Brio Results to carry out the obligations as set forth in, and for the duration of the term of, this Agreement.

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19.2.	Grant of Rights.

(a)	Solely to the extent that VBI Background IP and/or VBI Results are necessary for the use or sale of the applicable Product manufactured and supplied under this Agreement, VBI hereby grants to Brii Bio a perpetual, worldwide, irrevocable, non-exclusive, fully paid-up license for a time period during which the relevant Intellectual Property is protected under the laws of any relevant jurisdiction, with the right to grant sublicenses as permitted under the applicable License Agreement to such Background IP and/or VBI Results, as the case may be, solely for such use or sale. For the avoidance of doubt, Brii Bio may not commercially exploit such VBI Background IP and/or VBI Results, as the case may be, independently of the use or sale of such applicable Products.

19.3.	Enforcement, Protection, Prosecution and Maintenance of Intellectual Property. The obligations and rights of each Party with respect to the enforcement, protection, prosecution, and maintenance of any Intellectual Property rights created and jointly owned, licensed, or transferred hereunder shall be governed by the relevant License Agreement. For such Intellectual Property arising out of or relating to the VBI-2601 Product or Novel Composition Product, Article 12 of the VBI-2601 Agreement shall govern, for all such Intellectual Property out of or relating to the PreHevbri Product, Article 12 of the PreHevbri Agreement shall govern.

19.4.	Third Party Rights and Warranties. VBI hereby represents and warrants (a) as of the Effective Date that the performance of the activities under this Agreement do not infringe or misappropriate any Third Party Intellectual Property rights, proprietary Information or any tangible biological, chemical, or physical materials of any Third Party; and (b) that it is entitled and appropriately authorized to enter into this Agreement and to perform their obligations under this Agreement free of any restrictions or encumbrances.

19.5.	Third Party Infringement. In the event that, during the Term, either Party becomes aware of any pending or threatened infringement of any Third-Party Intellectual Property rights arising from activities under this Agreement, including without limitation related to the manufacture or commercialization of any applicable Product, such Party shall notify the other Party thereof in writing without delay.

20. Liability and Indemnification

20.1.	Article 14 of the VBI-2601 Agreement will exclusively govern the indemnity mechanisms and obligations with respect to any Losses from any Third-Party Claims arising hereunder from, or occurring as a result of, the VBI-2601 Product or Novel Composition Product. Article 14 of the PreHevbri Agreement will exclusively govern the indemnity mechanisms and obligations with respect to any Losses from any Third-Party Claims arising hereunder from, or occurring as a result of, the PreHevbri Product.

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20.2.	WITH THE EXCEPTION OF CLAIMS ARISING UNDER THE INDEMNITY OBLIGATIONS SET FORTH HEREIN , NEITHER PARTY SHALL BE LIABLE TOWARDS THE OTHER FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT OR PUNITIVE DAMAGES WHATSOEVER, INCLUDING BUT NOT LIMITED TO FINANCIAL LOSS, LOST PROFITS, LOSS OF OPPORTUNITY OR DAMAGE TO REPUTATION. NOTHING IN THIS AGREEMENT SHALL EXCLUDE OR LIMIT A PARTY’S LIABILITY FOR PERSONAL INJURY OR DEATH OR FOR FRAUD, FRAUDULENT MISREPRESENTATION, BREACH OF ARTICLE 18, 19 OR 27.3, WILLFUL MISCONDUCT AND/OR GROSS NEGLIGENCE.

21. Sub-contracting

21.1.	Prior to VBI outsourcing or assigning any of its obligations hereunder to one or more sub-contractors the Manufacturing or supply of the Product to Brii Bio under this Agreement, VBI shall first seek consent from the JMC in accordance with Article 3. VBI shall ensure that such sub-contractors are able to provide at least the same quality of services as expected from VBI under this Agreement. VBI shall inform Brii Bio of the identity, legal form, and registered address of all sub-contractors.

21.2.	VBI remains responsible towards Brii Bio for the full and proper Manufacturing and supply of Product to Brii Bio in accordance with the Agreement. Any sub-contracting shall not create any kind of contractual relationship between Brii Bio and the sub-contractor. VBI shall endeavor that each sub-contract contains provisions that demand Manufacturing and, as the case may be, supply of Product to Brii Bio is in strict compliance with all relevant provisions of this Agreement, the Quality Agreement, and the Specifications (including but not limited to the right for Brii Bio to audit the subcontractor as it has the right to audit the VBI).

22. Term and Termination

22.1.	Term. This Agreement will take effect as of the Effective Date and, unless earlier terminated pursuant to this Article 22, will remain in effect until all Manufacturing obligations of VBI pursuant to the License Agreements are completed or earlier as agreed to by the Parties.

22.2.	Termination Upon Termination of the License Agreements. This Agreement will automatically terminate: (a) for the PreHevbri Product on the termination of the PreHevbri Agreement; and (b) for the VBI-2601 Product on the termination of the VBI-2601 Agreement.

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22.3.	Termination by Brii Bio. Brii Bio may terminate, without liability or additional compensation, this Agreement, in whole or in part: (a) if Brii Bio, or its designee, is unable to obtain or maintain Marketing Authorization in the Licensed Territory for either Product due to a failure by VBI to comply with all regulations and Applicable Laws in connection with such Product, or to provide information necessary for Brii Bio to obtain the Marketing Authorization in the Licensed Territory for such Product, and within six (6) months of the first occurrence of such noncompliance, VBI fails to complete all corrective actions to ultimately, and finally remedy such noncompliance; (b) immediately upon written notice (unless expressly otherwise provided), in the event Brii Bio decides to withdraw the Product from sale in the Licensed Territory, whether because of Brii Bio’s decision to (partially or completely) stop the sale of the Product or to sell the rights to the Product to a Third Party; (c) immediately upon written notice (unless expressly otherwise provided) in the event Brii Bio decides to withdraw the Product from Clinical Trials, whether because of Brii Bio’s decision to (partially or completely) stop the research or commercialization of the Product or to sell the rights to the Product to a Third Party; (d) pursuant to Sections 12.4, 13.4, 25.2, and Article 24; (e) immediately, with no need for a formal termination notice, in case VBI is dissolved or liquidated, files or has filed against it a petition under any bankruptcy or insolvency law, makes an assignment for the benefit of its creditors or has a receiver appointed for all or substantially all of its property, or experiences an event analogous to any of the foregoing in any jurisdiction in which any of its assets are situated; or (f) at any time for convenience upon giving one hundred (120) calendar days prior written notice.

22.4.	Termination by either Party. Either Party may terminate this Agreement upon written notice by either Party if the other Party is in material breach of this Agreement and has not cured such breach within sixty (60) days after notice from the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such sixty (60) day period, unless the breaching Party has cured any such breach or default prior to the end of such period; provided that, such time periods shall be tolled during the pendency of any good faith dispute that has been deferred to resolution with respect to the validity of such allegation of breach.

22.5.	Survival. Except as otherwise expressly set forth in this Agreement, expiration or termination of this Agreement for any reason will not relieve a Party of any obligation accruing prior to such expiration or termination. Further, the provisions of Articles 1 (only to the extent the applicable License Agreement is still in effect), 16, 15, 17, 18, 19, 20, 22, 23, 27.14, 27.15 and the provisions of the Quality Agreement will survive any termination or expiration of this Agreement. The foregoing shall be without prejudice to any provision that by its nature is intended to survive expiration or termination of this Agreement in order to give effect to the intent of the Parties, which provisions shall survive the expiration or termination of this Agreement.

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23. Effects of Expiration or Termination

23.1.	Upon expiration or termination of the present Agreement, VBI shall, subject to any instructions from Brii Bio pursuant to the provisions of Section 23.2:

(a)	Immediately cease the supply of Product to Brii Bio for any Purchase Order;

(b)	Immediately cease to use any Confidential Information and Intellectual Property of Brii Bio and, at Brii Bio’s option, either return or destroy such Confidential Information and Intellectual Property, including any samples, Bii Bio Results, and materials;

(c)	Immediately return to Brii Bio all Confidential Information, the cost of which shall be borne by the Party responsible for the default causing the termination or, if such is not applicable the requesting Party; and

(d)	As soon as reasonably practicable, render adequate and final accounts to Brii Bio with respect to any transaction under the present Agreement to which it has not yet rendered an accounting to Brii Bio.

23.2.	As soon as reasonably practicable, deliver to Brii Bio all Product duly manufactured in accordance with this Agreement.

23.3.	Furthermore, Brii Bio may require VBI to complete any Manufacturing (including but not limited to stability testing and assistance for Product manufactured and/or supplied prior to termination) for which binding Purchase Orders have been delivered and accepted and the completion of such Manufacturing shall remain subject to the conditions of this Agreement; and/or instruct VBI to return VBI’s stock of unfinished Product and reimburse (except in case the Agreement was terminated for cause due to VBI) VBI at manufacturing cost for such unfinished Product. In case of termination pursuant to Section 22.3, Brii Bio shall reimburse VBI for any VBI Materials in stock to the extent (i) not exceeding the safety stock obligations set forth in this Agreement; and (ii) VBI duly documents that such VBI Materials cannot be used for any of its or its Affiliates’ activities, provided that such nonuse is due to reasons beyond VBI’s or VBI’s failure to comply with the terms of this Agreement. If any such VBI Materials in stock can be used by VBI or any of its Affiliates or the nonuse is attributable to the action or inaction of VBI in contravention of this Agreement, then VBI shall reimburse Brii Bio for any prepaid amounts related thereto.

23.4.	In case of termination or expiration of this Agreement for whatever reason, subject to the License Agreements, VBI shall upon Brii Bio’s request, take all necessary actions (including but not limited to providing Brii Bio with copies of relevant records and granting access to Facility) and shall in general provide all reasonable assistance to Brii Bio or its designee to effect a successful transfer of the process of the Manufacturing to another manufacturing site of Brii Bio’s choice. Brii Bio shall reimburse VBI for any actual and duly documented costs incurred in providing such assistance on a time and material basis, unless the Agreement was terminated for cause due to VBI in which case VBI shall bear all such costs.

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23.5.	Nothing in this Agreement shall relieve any Party from any liability or obligation for any matter, undertaking or condition pursuant to this Agreement which has not been done, observed, or performed by that Party before this Agreement has ceased to have effect with respect to such Party.

24. Force Majeure

24.1.	Force Majeure. Neither Party hereto shall be liable to the other Party for failure or delay in meeting any obligation hereunder due to unexpected circumstances beyond such Party’s reasonable control, such as but not limited to strikes (other than with respect to the Facility), lockouts (other than with respect to the Facility), acts of God, riots, war, terrorism, fire, flood, embargoes, failure of power, acts of government (“Force Majeure Event”), provided that the Party affected shall immediately inform the other Party about a Force Majeure Event and its impact. VBI shall provide Brii Bio with a business interruption and resumption plan. In the case of a Force Majeure Event, the affected Party, shall undertake its best efforts to eliminate, cure and overcome any such causes and resume performance of its covenants with all possible speed in accordance with such plan. In the event that a Force Majeure Event persists for more than three (3) months, the non-affected Party shall be entitled to terminate the Agreement without incurring any liability therefore.

25. SUPPLY Failure AND SUPPLY RIGHT FOR BUSINESS CONTINUITY

25.1.	Supply Requirements. VBI shall Manufacture and supply to Brii Bio the Product in the form and the amounts and by the dates described on a Purchase Order. Parties acknowledge that the continuity of supply in accordance with Brii Bio’s Purchase Orders and agreed upon lead times is of the essence.

25.2.	Failure to Supply . Notwithstanding, and on a Product-by-Product basis, if: (a) VBI is unable to Manufacture or supply at least the Batches of such Products as set forth in the applicable Purchase Order by the respective deadline for such Purchase Order as set forth therein; or (b) VBI delivers any Batch of Product that fails to conform to the Specifications, was not Manufactured in compliance with the Quality Agreement, or does not meet any Regulatory Authority’s requirements (“Non-conforming Product”) in such quantities as set forth in the applicable Purchase Order, then each of (a) and (b) shall be deemed a “Supply Failure”. If: (x) VBI is unable to cure such Supply Failure within one hundred and twenty (120) days of written notice of same from Brii Bio; or (y) there are three (3) Supply Failures within any twelve (12) month period, regardless of whether VBI has cured such Supply Failure within one hundred and twenty (120) days of such notice of such Supply Failure by Brii Bio, then in each case ((x) or (y)), Brii Bio shall be entitled, upon written notice to VBI, to terminate this Agreement, in its sole discretion, without liability to VBI or to reduce the price of the applicable Product that is subject to such Supply Failure by two per cent (2%) per week of delay for such Product, with a maximum of ten per cent (10%).

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25.3.	Investigation. VBI will document and notify Brii Bio of any deviation, event or condition that has the potential to adversely affect the quality, purity, identity, or strength of Product as described in the Quality Agreement. VBI will conduct an investigation of any such deviation, event, condition, or out of Specification result. The Parties will agree on any corrective and preventative actions needed if any following such investigation related to the Product.

26. Standards of Operation

26.1.	Use of Dangerous Products. VBI warrants that it does not and shall not, during the Term manufacture or otherwise handle any Beta lactam containing antibiotics or any other products generally recognized as dangerous or toxic in the Facility, except with the prior written consent of Brii Bio. Should Brii Bio give such consent, VBI agrees to keep such products completely separate from Products.

26.2.	Adverse Events. VBI shall inform Brii Bio promptly of any actual or anticipated significant adverse event (e.g., fires, explosions, accidental discharges, labor issues, or strikes) and of any serious health effects or fatalities in the Facility that may adversely impact VBI’s ability to Manufacture or supply Product to Brii Bio or that may, in VBI’s reasonable opinion, adversely affect the reputation of Brii Bio or its Affiliates; VBI shall also inform Brii Bio promptly of any allegations or findings of violations of Applicable Law specifically relating to the Manufacturing or supply of Product to Brii Bio in respect of the environment, health, safety and/or employment. In such event, VBI shall develop corrective action plans for approval by Brii Bio, acting reasonably, including (without limitation) corrective actions with respect to adhering to the Policies.

26.3.	Records and Information Management Requirements. All records and information, in any format, that VBI receives from, creates, or edits on behalf of Brii Bio or Brii Bio’s Affiliates will be referred to herein as “Brii Bio’s Records and Information”. For avoidance of doubt, “Brii Bio’s Records and Information” does not include records and information created by VBI as part of VBI business processes (e.g., invoices, internal reports, etc.).

(a)	Brii Bio’s Records and Information constitute the Confidential Information of Brii Bio. VBI shall maintain, manage, and protect Brii Bio’s Records and Information in accordance with this Agreement, the Quality Agreement, and all Applicable Laws and regulations.

(b)	VBI shall manage Brii Bio’s Records and Information such that Brii Bio’s Records and Information is not intermingled with records and information generated and managed by VBI for other customers.

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(c)	VBI may retain electronic data backups of Brii Bio’s Records and Information only as long as required for disaster recovery, record retention requirements, or Manufacturing.

(d)	VBI shall comply with any request from Brii Bio to preserve Brii Bio’s Records and Information (or parts thereof). VBI shall deliver promptly Brii Bio’s Records and Information requested to be searched, retrieved, and produced, in the format directed by Brii Bio, all as part of the Manufacturing VBI provides under this Agreement.

(e)	When a transfer of Brii Bio’s Records and Information from VBI is required, or upon termination or expiration of the Agreement, and at Brii Bio’s discretion, VBI shall (i) transfer Brii Bio’s Records and Information to Brii Bio or an entity specified by Brii Bio in the format directed by Brii Bio, (ii) take no action on Brii Bio’s Records and Information until written notification from Brii Bio confirming accurate and complete transfer is received, and, (iii) obtain Brii Bio’s written approval to destroy or permanently delete Brii Bio’s Records and Information, and VBI shall certify in writing that Brii Bio’s Records and Information has been destroyed or permanently deleted as specified by Brii Bio. VBI shall not destroy or permanently delete Brii Bio’s Records and Information without Brii Bio’s written approval. Brii Bio shall confirm Records and Information are not subject to any pending preservation obligation or retention requirement.

(f)	In consultation with Brii Bio, VBI shall identify Brii Bio’s Records and Information and implement documented procedures to deliver to Brii Bio or an entity specified by Brii Bio, Brii Bio’s Records and Information and supporting documentation in the format directed by Brii Bio.

27. Miscellaneous

27.1.	Severability. If any of the provisions of this Agreement are held to be or rendered void or unenforceable, the Parties agree that the same shall not result in the nullity or unenforceability of the remaining provisions of this Agreement, but that they shall use their best efforts to replace such provision with a valid and enforceable provision which shall achieve, to the extent possible, the economic, business, or other purpose of said void or unenforceable provision.

27.2.	Assignment. This Agreement may only be assigned or transferred by a Party in accordance with the provisions set forth in the License Agreements. In the event of an assignment or transfer of the License Agreements, this Agreement shall automatically be assigned or transferred pursuant to such assignment or transfer. In the event of an assignment or transfer of only the VBI-2601 Agreement or the PreHevbri Agreement, then this Agreement shall be assigned or transferred solely with respect to such Product governed by such transferred or assigned VBI-2601 Agreements or the PreHevbri Agreement, as the case may be.

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27.3.	Independent Contractor. Neither Party nor its employees or representatives are under any circumstances to be considered as employees or agents or representatives of the other Party. Nothing in this Agreement creates any agency, joint venture, partnership, or other form of joint enterprise, employment, or fiduciary relationship between the Parties. They have no authority or power to bind the other Party or contract in the other party’s name.

27.4.	Publications. No Party shall originate any publicity, news release or public announcements, written or oral, whether to the public or press, stockholders or otherwise, relating to the execution or existence of this Agreement, the subject matter of this Agreement, any of the terms of this Agreement or any amendment hereto, or any Intellectual Property rights or Confidential Information of the other Party without the prior written consent of the other relevant Party.

27.5.	Entire Agreement. This Agreement, including its Exhibits, which are incorporated herein, together with the License Agreements and the separate Quality Agreement constitute the full and complete statement of the agreement of the Parties with respect to the specific subject matter hereof and supersedes all prior agreements, representations, warranties, understandings, relationships, whether written or oral, between the Parties, with respect to the specific subject matter hereof.

27.6.	Headings. The Article and Section headings in this Agreement are for convenience only and shall not in any way affect the meaning or interpretation of this Agreement.

27.7.	Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts by original signature, facsimile, or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronically executed or electronically transmitted signatures shall be considered as original signatures and shall have the full force and effect of original signatures.

27.8.	No Benefit to Third Parties. The representations, warranties, covenants, and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other persons.

27.9.	Further Assurance. Each Party shall at the reasonable request of the other do or procure the doing of all such further acts, and execute or procure the valid execution of all such documents, as may from time to time be necessary in the requesting Party’s reasonable opinion to give full effect to this Agreement and to vest in the requesting Party the full benefit of the assets, right sand benefits to be transferred to the requesting Party under this Agreement.

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27.10.	Waivers. No delay or omission by either Party hereto to exercise any right occurring upon any non-compliance or default by the other Party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver of such right. A waiver by either of the Parties hereto of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach of this Agreement or of any covenant, condition or agreement contained in this Agreement. This Agreement may not be amended or modified except in writing signed by each of the Parties to the Agreement.

27.11.	Costs. Each of the Parties shall pay its own costs incurred in connection with the negotiation, preparation, and implementation of this Agreement.

27.12.	Notices. All notices given by one Party to the other Party under this Agreement with respect to the VBI-2601 Product will follow the procedures and be delivered to the addresses set forth in Section 17.7 of the VBI-2601 Agreements. All notices given by one Party to the other Party under this Agreement with respect to the PreHevbri Product will follow the procedures and be delivered to the addresses set forth in Section 17.7 of the PreHevbri Agreement.

27.13.	Anti-Corruption Laws. Neither Party shall perform any actions that are prohibited by local and other anti-corruption laws (including but not limited to the U.S. Foreign Corrupt Practices Act) that may be applicable to one or both Parties. Without limiting the foregoing, neither Party shall make any payments, or offer or transfer anything of value, to any government official or government employee, to any political party official or candidate for political office or to any other third party related to the transaction in a manner that would violate such laws.

27.14.	Governing Law. This Agreement and all questions regarding the existence, validity, interpretation, performance, and breach shall be governed by and construed and enforced under the laws of the State of New York, United States, without giving effect to the conflicts or choice of laws provision thereof. The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to the interpretation of this Agreement.

27.15.	Dispute Resolution Process. The procedures set forth in Article 16 of the VBI-2601 Agreement will be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties that may arise from this Agreement relating to any activities or obligations pertaining to the VBI-2601 Product or Novel Composition Product, including all questions regarding the existence, validity, interpretation, performance, and breach of this Agreement. The procedures set forth in Article 16 of the PreHevbri Agreement will be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties that may arise from this Agreement relating to any activities or obligations pertaining to the PreHevbri Product, including all questions regarding the existence, validity, interpretation, performance, and breach of this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the last date of signature.

BRII BIOSCIENCES LIMITED		VBI VACCINES INC.

By:	/s/ Zhi Hong	By:	/s/ Jeff R. Baxter
Name:	Zhi Hong	Name:	Jeff R. Baxter
Title:	Chief Executive Officer	Title:	Chief Executive Officer

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Exhibit A

KPIs

[**]

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Exhibit B
SPECIFICATIONS

[**]

PreHevbri Drug Substance Specifications

36

PreHevbri Drug Product Specifications

[**]

37

VBI-2601 Drug Substance Specifications

[**]

38

VBI-2601 Drug Product Specifications

[**]

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Exhibit C
INSURANCE REQUIREMENTS

VBI shall procure and maintain, at all times and at its own expense, and ensure that its contractors, subcontractors, and consultants procure and maintain, during the Term or as otherwise specified below, the types of insurance(s) specified below.

A. Public and Product Liability

VBI shall maintain coverage including coverage for product liability/completed operations with limits of not less than US$10,000,000 each occurrence and US$10,000,000 annual aggregate. Limits may be achieved via a combination of primary and umbrella/excess insurance. VBI’s policy shall be specifically endorsed or include a provision Brii Bio, its subsidiaries, and its directors, officers, and employees, as Additional Insureds. Such insurance coverage shall remain in effect for at least three (3) years after termination of the Agreement.

B. Employers Liability

VBI shall maintain Employers Liability Insurance (or local equivalent) to the maximum extent allowed and always in accordance with Applicable Law covering all employees who are to provide Manufacturing Services under this Agreement.

C. Professional Liability/Errors & Omissions

VBI shall maintain coverage on a Professional Liability Form (or equivalent) in the amount of no less than [**] per claim with a [**] annual aggregate. Such insurance coverage shall remain in effect for at least three (3) years after termination of the Agreement.

D. Cyber Liability Insurance

VBI shall maintain Cyber Liability Insurance (or equivalent) in the amount of no less than [**] per claim with a [**] aggregate. Such coverage shall remain in effect for at least three (3) years after termination of the Agreement and include worldwide coverage for network security/data protection liability, including coverage for financial loss resulting or arising from:

●	Acts, errors, or omissions, in rendering technology/professional services and/or in connection with the services provided under the Agreement:

●	Violation or infringement of any right of privacy, including breach of security and breach of security/privacy laws, rules or regulations globally, now, or hereinafter constituted or amended;

●	Data theft, damage, unauthorized disclosure, destruction, or corruption, including without limitation, unauthorized access, unauthorized use, identity theft, theft of personally identifiable information or confidential corporate information in whatever form, transmission of a computer virus or other type of malicious code; and participation in a denial of service attack on third party computer systems; and

●	Loss or denial of service.

Such coverage must include technology/professional liability, breach of contract, privacy and security liability, privacy regulatory defense and payment of civil fines, payment of credit card provider penalties, and breach response costs (including without limitation, notification costs, forensics, credit protection services, call center services, identity theft protection services, and crisis management/public relations services) and may not include cyber terrorism exclusion.

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E. All Risk Property Insurance

VBI shall maintain All Risk Property Insurance in an amount not less than the full replacement cost of VBI’s property.

F. Automobile Liability Insurance

VBI shall maintain Automobile Liability Insurance to the maximum extent allowed and always in accordance with Applicable Law.

G. Miscellaneous

1.	Where permitted by law and allowed by insurance, VBI’s policies for each of the coverages set forth above shall specifically endorsed to or include a provision waive any rights of subrogation against Brii Bio and its Affiliates, and their directors, officers, and employees.

2.	VBI shall supply Brii Bio with above proof of insurance and forms, including any endorsements, as required upon the signing of this Agreement or upon written request, but Brii Bio’s failure to demand such proof or forms shall not waive Brii Bio’s rights to such coverage as specified herein.

3.	All insurance companies for each of the coverage set forth above must be rated A or better with a financial rating of VII or better in the most recent A.M. Best’s Rating Guide.

4.	All insurance policies for each of the coverages set forth above or VBI shall provide for thirty (30) calendar days’ prior written notice to Brii Bio of any cancellation, nonrenewal or material change of coverage.

5.	All VBI insurance will be primary with no right of contribution by Brii Bio, its Affiliates, or their respective insurers. VBI will be solely and fully responsible for any deductibles or self-insured retentions under any required coverage. VBI will remain liable for any insurance obligation not satisfied; however, this requirement will in no way restrict or reduce any indemnification obligations contained elsewhere in this Agreement.

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Exhibit D
PREHEVBRI PRODUCT Price adjustment

[**]

Exhibit E
VBI-2601 PRODUCT price adjustment

[**]